SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant     ☒

Filed by a party other than the Registrant     ☐

Check the appropriate box:

☐ Preliminary Proxy Statement ☐ Definitive Proxy Statement ☒ Definitive Additional Materials ☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Alere Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials:

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number of the Form or Schedule and the date of its filing.

(1) Amount previously paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

ALERE REVIEWS POOR TRACK RECORD OF COPPERSMITH’S CO-FOUNDER AFTER

HIS FUND’S NOMINEES ATTAIN BOARD SEATS

Urges Stockholders to Vote the WHITE Proxy Card to Elect Alere’s Four New Independent Director

Nominees

WALTHAM, Mass., July 17, 2013 — Alere Inc. (NYSE: ALR) (the “Company” or “Alere”), a global leader in enabling individuals to take charge of their health at home through the merger of rapid diagnostics and health information solutions, today announced that it has issued a letter to stockholders in connection with the Company’s 2013 Annual Meeting of Stockholders, to be held on August 7, 2013, and also made related materials available on its website at http://www.alere.com/us/en/about/investor-relations/annual-meetings-reports.html.

The full text of the letter follows:

July 17, 2013

Dear Fellow Alere Stockholder:

At Alere’s August 7, 2013 Annual Meeting of Stockholders, you will have an important decision to make about the future of your investment in Alere. Your Board and management team would like to make sure you have all of the facts before casting your vote.

As you know, Coppersmith, a New York-based hedge fund, is attempting to place three of its nominees on the Alere Board and is advocating a strategy that we believe is potentially value destructive. Our serious reservations about Coppersmith’s plan are heightened because Coppersmith was formed approximately one year ago, it has no track record of its own and its co-founder’s prior track record is poor.

Given that Coppersmith has publicly disclosed only very limited information about itself, we have focused on its co-founder’s predecessor firm – MMI Investments, L.P. (“MMI”)i. Since 2008, MMI obtained Board seats for its nominees at three companies following proxy contests:

Company	Board Member	Tenure Start Date	Tenure End Dateii	Total Returniii	Total Return Relative to Market Indexiv	Total Return Relative to Sector Index[v]
DHT Holdings	Robert N. Cowen	5/14/2010	Current	(88.6%)	(140.1%)	(30.5%)
Unisys Corporation	Clay Lifflander	5/20/2008	12/7/2010	(44.0%)	(35.9%)	(51.1%)
	Charles McQuade	5/20/2008	5/1/2012	(58.0%)	(66.7%)	(108.3%)
Brink’s Company	Carrol Wetzel & Robert Strang	5/2/2008	5/6/2011	18.4%	(3.8%)	(2.5%)
			Average Underperformance:		(70.2%)	(47.1%)

At two of these three companies, the stock price fell dramatically (declines of 91% and 58%, respectively) during the tenure of MMI’s director candidates on the board. In addition, at all three of these companies, stockholder returns during the tenure of MMI’s director candidates underperformed the relevant market and sector indices for each company, underperforming on average by 70% and 47%, respectively.

Given Mr. Lande’s and MMI’s poor record of improving stock price performance after a successful election contest, Alere stockholders should have very serious concerns about electing any of Coppersmith’s nominees. We believe these paid nominees will single-mindedly implement Coppersmith’s value-destructive plan to divest and delever at all costs.

On the other hand, your Board’s nominees are truly independent. There were no pre-conditions to their selection, and the Nominating and Corporate Governance Committee focused on the CEO and healthcare operating experience of potential nominees, and whether this experience would enable them to add significant value to Alere’s Board. We believe that your Board’s nominees will rely on their substantial experience leading and building successful healthcare companies and serving as public-company Board members to objectively evaluate the right strategy in order for Alere to continue to improve stockholder value.

A chart comparing certain key characteristics of the Alere and Coppersmith nominees follows:

Your Board’s Nominees	Healthcare CEO Experience	Public Board Experience	Extensive CEO Experience Integrating Acquisitions	Extensive CEO Experience Driving Growth in Foreign Emerging Markets	Extensive CEO Experience Developing, Getting FDA Approved & Launching Medical Products
Haken Bjorklund, Ph.D.	yes	yes	yes	yes	yes
Stephen P. MacMillan	yes	yes	yes	yes	yes
Brian A. Markinson	yes	yes	yes	yes	yes
Sir Thomas McKillop	yes	yes	yes	yes	yes
Coppersmith’s Nominees
Curt Hartman	No*	No	No	No	No
Theodore Martin	No	Yes	No	No	No
Jerome Lande	No	No	No	No	No

* Excludes eight months as interim CEO.

We have provided additional materials that summarize our analysis of the track-record of MMI when its nominees were elected to a company’s board of directors. These slides can be accessed on our website at http://www.alere.com/us/en/about/investor-relations/annual-meetings-reports.html.

Your Board recommends that you vote FOR its nominees using the WHITE proxy card today.

We appreciate and look forward to your continued support.

Sincerely,

Ron Zwanziger
Chairman, Chief Executive Officer and President

If you have any questions, require assistance with voting your WHITE proxy card, or need additional copies of the proxy materials, please contact:

The Proxy Advisory Group, LLC

18 East 41st Street, Suite 2000

New York, New York 10017

(888) 337-7699

Or

(888) 33 PROXY

Forward-Looking Statements

This letter contains forward-looking statements within the meaning of the federal securities laws, including statements regarding our strategy, anticipated improvements in stockholder value, the timing of the Annual Meeting and the anticipated independence of Alere’s nominees. These statements reflect our current views with respect to future events and are based on management’s current assumptions and information currently available. Actual results may differ materially due to numerous factors including, without limitation, risks associated with global market and economic conditions and our ability to execute on our strategy, unanticipated effects of the Affordable Care Act, disruptions in the capital markets, fluctuations in currency exchange rates, changes in laws and regulations, dependence on suppliers, potential product liability litigation, regulatory compliance costs, unanticipated cost increases, competition, unanticipated delays or difficulties in research and product development and changes in demand for our products, as well as the other risks described in the “Risk Factors” section of our Annual Report on Form 10-K filed with the SEC on March 1, 2013, as amended. We undertake no obligation to update any forward-looking statements contained herein.

Contacts:

Kelly Sullivan / Annabelle Rinehart / Dan Moore

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

[i]

Jerome Lande, co-founder of Coppersmith and one of its nominees to Alere’s Board, previously served as a vice president of MCM Capital Management LLC. This organization, now defunct, was the general partner of MMI, where Lande claims he was responsible for all areas of portfolio management.

ii

DHT Holdings: Robert N. Cowen’s current tenure expires in 2014; returns taken as of June 28, 2013. Unisys Corporation: Clay Lifflander resigned from the Board on December 7, 2010 and Charles McQuade retired on May 1, 2012. Brink’s Company: Carrol Wetzel and Robert Strang served adjacent terms on Brink’s Board. Carrol Wetzel served beginning on 5/2/2008 and left on 10/31/2008 to serve on Board of Brink’s Home Security Holdings, Inc., which was sold to Tyco on 5/14/2010, while Robert Strang served beginning on 10/31/2008 and left on 5/6/2011.

iii

Returns from a third-party data source and represent total stockholder returns including price appreciation, dividends and stock splits. Unisys Corporation did not pay dividends during the period and therefore Total Return is price appreciation and stock splits. Brink’s Total Return is based on market value weighted index return of combined Brink’s from 5/2/2008 to 5/6/2011 and Brink’s Home Security from 11/3/2008 spin-off from Brink’s to 5/13/2010 close of sale to Tyco.

iv

S&P 500 Index is used as DHT Holdings’ Market Index and the Total Return is 51.5% during Robert N. Cowen’s tenure. S&P 500 Index is used as Unisys Corporation’s Market Index and the Total Return is (8.1%) during Clay Lifflander’s tenure and 8.7% during Charles McQuade’s tenure. S&P Midcap 400 Index is used as Brink’s Company’s Market Index and the Total Return is 22.2% during Carrol Wetzel and Robert Strang’s adjacent tenure.

[v]

VLCC Time Charter Rates is used as DHT Holdings’ Sector Index and the Total Return is (58.1%) during Robert N. Cowen’s tenure. S&P 500 IT Services Index is used as Unisys Corporation’s Sector Index and the Total Return is 7.1% during Clay Lifflander’s tenure and 50.3% during Charles McQuade’s tenure. S&P Midcap 400 Commercial Services and Supplies Index is used as Brink’s Company’s Sector Index and the Total Return is 20.9% during Carrol Wetzel and Robert Strang’s adjacent tenure.